UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 7, 2004

IVAX CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-09623	16-1003559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33137
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(305) 575-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Amendments to the Registrants Code of Ethics, or Waiver of a Provision of the Code of Ethics

IVAX Laboratories, Inc. (“IVAX Labs”), a wholly-owned subsidiary of IVAX Corporation (“IVAX”), has entered into a Promotion Agreement (the “Promotion Agreement”) with Aero Pharmaceuticals, Inc. (“Aero”), pursuant to which certain sales representatives of Aero will promote designated products of IVAX Labs. IVAX Labs will pay Aero a promotion fee per sales representative. The compensation per sales representative is comparable to what IVAX Labs pays its own sales representatives and is favorable compared to the costs IVAX Labs would otherwise incur to obtain contract sales representatives. The Promotion Agreement has an 18-month term, subject to IVAX Labs’ right to terminate the Promotion Agreement on 30 days notice prior to each of April 8, 2005, October 8, 2005 and January 8, 2006.

Mr. Richard Frost, the Chairman and a principal shareholder of Aero, is the nephew of Dr. Phillip Frost, Chairman and Chief Executive Officer of IVAX. Dr. Frost has no stock ownership or other financial interest in Aero. IVAX’ Code of Conduct prohibits potential conflicts of interest, including transacting business with companies that employ a family member of an IVAX employee or in which an IVAX employee or a family member of an IVAX employee holds a financial interest. The Audit Committee of IVAX unanimously approved the transaction on October 7, 2004, and granted an exception under IVAX’ Code of Conduct in order to permit IVAX Labs to enter into the Promotion Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IVAX Corporation

Date: October 12, 2004	By:	/s/ Thomas E. Beier
Thomas E. Beier
Senior Vice President-Finance
Chief Financial Officer